Newkirk Realty Trust, Inc.

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4680

                           NEWKIRK REALTY TRUST, INC.
            ENTERS INTO LETTER OF INTENT TO SELL 50 RETAIL PROPERTIES
                   LEASED TO ALBERTSON'S INC. FOR $160 MILLION

      FOR IMMEDIATE RELEASE - BOSTON, April 3 /PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT) has entered into a letter of intent to sell 50 of Newkirk's retail properties that are leased to Albertson's Inc. to Kimco Realty Corporation and Schottenstein Stores Corporation for a gross purchase price of $160 million. The sale is subject to a number of conditions including buyers' due diligence review of the properties and the consummation by buyers of their acquisition of certain assets of Albertson's Inc. It is expected that the transaction will be consummated, if at all, during the third quarter of 2006.

      Newkirk further announced the acquisition of a 639,000 square foot property located in Statesville, North Carolina for a purchase price of $20,500,000. The property, which serves as a distribution facility for LA-Z-Boy Incorporated, is currently leased to LA-Z-Boy Greensboro Inc. and guaranteed by LA-Z-Boy Incorporated.

      Newkirk Realty Trust, Inc. is a real estate investment trust engaged in the acquisition, ownership, management and strategic disposition of single-tenant assets. Newkirk conducts its operations through The Newkirk Master Limited Partnership, which currently owns a highly diversified portfolio of office, retail and industrial/other assets containing in excess of 17.5 million square feet.

Forward-Looking Statements

      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to Newkirk can be found in Newkirk's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.